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Genta Announces Results of AGENDA Phase 3 Trial of Genasense® in
Patients with Advanced Melanoma

Company Expects to Continue Trial to Assess Overall Survival

BERKELEY HEIGHTS, NJ – November 16, 2009 - Genta Incorporated (OTCBB: GETA) today announced preliminary results from AGENDA, the Company’s Phase 3 trial of Genasense® (oblimersen sodium) Injection in patients with advanced melanoma.  AGENDA is a randomized, double-blind, placebo-controlled trial of dacarbazine (DTIC) administered with or without Genasense® in patients who have not previously received chemotherapy.  As defined in a prior randomized trial, AGENDA uses a biomarker to define patients who might maximally benefit from treatment.  These results are scheduled for oral presentation today by Prof. Celeste Lebbé, Hôpital St. Louis, Paris, France at an international conference, “Molecular Targets and Cancer Therapeutics”, at 5 PM ET in Boston, MA.  The “Targets Meeting” is jointly sponsored by the American Association for Cancer Research (AACR), the U.S. National Cancer Institute (NCI), and the European Organization for Research and Treatment of Cancer (EORTC).

Efficacy Analysis

Currently available efficacy endpoints from AGENDA are presented in the table below.

Endpoint	Genasense/DTIC	DTIC	Hazard Ratio	P
Overall response	17%	12%	-	0.19
Disease control	42%	36%	-	0.3
Progression-free survival, median	2.8 mos.	2.7 mos.	0.85	0.23

The results do not show a statistically significant benefit for the co-primary endpoint of progression-free survival, nor for secondary endpoints of overall response or disease-control.  All observed differences in currently available endpoints numerically favor the group that received Genasense®.

Durable Response

According to the prespecified analysis plan, durable response – a secondary endpoint that measures the proportion of patients who achieved a complete or partial response that lasts > 6 months – is too early to evaluate.  At present, the relative proportions of patients who have already achieved a durable response, as well as the number of patients with a complete or partial response who are still pending their evaluation at 6 months, also numerically favor the Genasense treatment group.

Overall Survival

Overall survival – the other co-primary endpoint in AGENDA – is too early to evaluate, as prospectively specified.  An analysis for futility, which was defined as > 50% conditional power to observe a statistically significant benefit of Genasense under the prospectively assumed hazard ratio of 0.69 and alpha level of 0.05, was conducted for the co-primary endpoint of overall survival.   AGENDA has passed this futility analysis, and the Independent Data Monitoring Committee for AGENDA has recommended to the Company that the trial continue to completion.  Pending availability of sufficient funds, Genta’s Board of Directors has indicated that the trial should continue until the analysis for overall survival can be conducted.

Based upon the Company’s projection of expected event rates, Genta currently anticipates that this analysis could be conducted in the Second Half of 2010.  The Company has notified all study investigators that the trial should continue, that the double-blind design must remain in place, and that all patients who are currently receiving treatment should continue to receive treatment as randomized per protocol.

Safety

The safety profile of Genasense in AGENDA was consistent with prior studies.  Neutropenia and thrombocytopenia were the only Grade 3-4 adverse events (AE) that affected > 5% of patients in the study.  There were no substantial differences in clinically relevant consequences of these findings, specifically including febrile neutropenia or Grade 3-4 bleeding events.

Grade 3-4 Adverse Events	Genasense/DTIC %	DTIC %
Neutropenia	29	8
Thrombocytopenia	24	6
Leukopenia	7	3
Lymphopenia	7	3

Adverse events leading to discontinuations or death on study were low and well-balanced, as shown in the table below.

	Genasense/DTIC %	DTIC %
AE leading to discontinuation	7	9
Treatment-related AE leading to discontinuation	2	1
AE with outcome of death	3	3
Treatment-related AE with outcome of death	0	0

Patient Characteristics

Relevant clinical characteristics of patients in the two treatment groups were well-balanced, as shown in the table below.

Demographic Factor	Genasense/DTIC N=157	DTIC N=157
Age, median (years)	58	60
Gender (M/F): (%)	59/41	66/34
Disease site(s): (%)
Skin, soft tissue, lymph nodes	25	24
Liver metastases	24	25
Other visceral metastases	51	52
Disease stage” (%)
Distant metastases	95	97
Loco-regional	5	3

Conference Call

Genta management will discuss these results during a previously scheduled conference call and live audio webcast in association with today’s release of Third Quarter 2009 earnings, which will take place today, Monday, November 16, 2009 at 8:00 AM ET.

Participants can access the live call by dialing (877) 634-8606 (U.S. and Canada) or (973) 200-3973 (International). The access code for the live call is Genta Incorporated. The call will also be webcast live at http:www.genta.com/investorrelation/events.html

For investors unable to participate in the live call, a replay will be available approximately two hours after the completion of the call, and will be archived for 30 days. Access numbers for this replay are: (800) 642-1687 (U.S. and Canada) and (706) 645-9291 (International); conference ID number is: 37594914.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.  Two major programs anchor the Company’s research platform: DNA/RNA-based Medicines and Small Molecules. Genasense® (oblimersen sodium) Injection is the Company's lead compound from its DNA/RNA Medicines program.  Genasense is being developed as an agent that may enhance the effectiveness of current anticancer therapy.  The leading drug in Genta’s Small Molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration.  The Company has developed oral formulations of the active ingredient in Ganite, which have completed preliminary clinical trials, as a potential treatment for diseases associated with accelerated bone loss.  The Company is developing tesetaxel, a novel, orally absorbed, semi-synthetic taxane that is in the same class of drugs as paclitaxel and docetaxel.  Genta intends to evaluate the clinical activity of tesetaxel in a range of human cancers.  Ganite and Genasense are available on a “named-patient” basis in countries outside the United States.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipate”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•
the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, the Company’s ability to obtain sufficient financing to fund the AGENDA trial, or the Company’s risk of bankruptcy;

•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's Annual Report on Form 10-K for 2008 and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

info@genta.com